EXHIBIT 21.1
SUBSIDIARIES OF MICRUS ENDOVASCULAR CORPORATION

Name	Jurisdiction of Registration

Micrus Endovascular SA	Switzerland
Micrus Endovascular UK Ltd.	United Kingdom